Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Western Uranium & Vanadium Corp. on Form S-1 (File No. 333-258861) of our report dated April 15, 2021, except for the effects of the amendment disclosed in Note 4 to the consolidated financial statements, for which the date is October 21, 2021, with respect to our audits of the consolidated financial statements of Western Uranium & Vanadium Corp. as of December 31, 2020 and 2019 and for each of the two years in the two year period ended December 31, 2020 and December 31, 2019, which report is included in this Annual Report on Form 10-K/A of Western Uranium & Vanadium Corp. for the year ended December 31, 2020.

/s/ MNP LLP

MNP LLP

Mississauga, Canada

October 21, 2021